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                                                                       Exhibit 5

Metropolitan Life Insurance Company
One Madison Avenue
New York, NY 10010-3690
212 578-2211

                                                   April 6, 2001

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 4 to Registration Statement No. 333-40161 on Form S-6 ("Registration Statement") which covers premiums received under the Equity Options offered by Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities. As a Vice-President and Actuary of MLIC, I have reviewed the Equity Options forms and I am familiar with the Registration Statement and Exhibits thereto. In my opinion the illustrations of Equity Options death benefits, cash values and cash surrender values in Exhibit 1(A)(5)(d) included in the Registration Statement, based on the assumptions stated therein, are consistent with the provisions of the Equity Options forms. The rate structure of each Equity Options form has not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations appear to be correspondingly more favorable to a prospective purchaser of the Equity Options for males age 40, than to prospective purchasers of Equity Options for a male at other ages or for a female.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal, Accounting and Actuarial Matters" in the Prospectus.


                                         Very truly yours,

                                         /s/ Marian Zeldin

                                         Marian Zeldin
                                         Vice-President and Actuary